Exhibit 99.1

Dominari 2025 Revenue Surges 487% in 2025, Balance Sheet Strengthens Significantly

Underwriting revenues increased nearly six-fold and liquidity and working capital more than double in 2025

New York City/PRNewswire/March 31, 2026, Dominari Holdings Inc. (Nasdaq: DOMH) (“Dominari” or the “Company”), today announced highlights of its financial results for the year ended December 31, 2025, which were filed with the Securities and Exchange Commission (“SEC”) in the Company’s annual SEC Form 10K.

“In 2025, we achieved remarkable year over year revenue growth of nearly five times the revenue we had in 2024, reflecting strong underwriting activity, added sources of revenue, robust client engagement and disciplined operational execution,” said Anthony Hayes, Chief Executive Officer of Dominari. Mr. Hayes further noted that “when excluding non-cash-based expenses, we saw a year over year proforma bottom line improvement of nearly $46 million as compared to 2024 using the same metrics.” Mr. Hayes continued, “The explosive growth and expansion of our business reflect the continued efforts and leadership of Dominari’s President, Mr. Kyle Wool, and his team of professionals. The Company’s financial metrics have improved across the board as we focus on delivering value to our shareholders every day. We look to build upon our success in 2026, and we are excited about the opportunities ahead. Under Mr. Wool's leadership, we expect continued growth with our business model that emphasizes prudent management while also being flexible and a trusted partner to continue to provide exceptional customer service to our clients.”

2025 Highlights

●	Revenue of $123.1 million, up over 487% from the prior year revenue of $21.0 million.

o	Underwriting revenues totaled $79.0 million in 2025 as compared to $11.4 million in 2024, representing a 596% increase year over year.

o	Carried interest totaled $22.7 million or approximately 18% of 2025 total revenue as compared to no such revenue in 2024.

●	Loss from operations of $55.7 million, an increase of $47.0 million compared to a loss of $8.7 million in 2024, reflecting the increased expenses related to $55.0 million of non-cash stock-based compensation recorded in 2025.

●	Other income of $42.6 million, an increase of $48.6 million compared to a loss of $6.0 million in 2024. This increase was primarily driven by the increase in the market value of the Company’s strategic investment in American Bitcoin Corp., which began trading on the Nasdaq exchange on September 3, 2025 under the ticker symbol “ABTC.” The Company sold its ABTC shares in January 2026 for $32.4 million in cash.

●	Net loss to common stockholders of $22.4 million, an increase of $7.7 million compared to a net loss of $14.7 million in 2024. This increased net loss to common stockholders is as a result of a $53.4 million increase in non-cash stock-based compensation costs as well as $7.3 million of tax expense recognized in 2025.

o	Excluding the non-cash stock-based compensation, the non-GAAP adjusted net income (loss) to common stockholders was $32.6 million as compared to a net loss of $13.1 million for 2024, or a $45.6 million increase year over year.

●	The Company declared $22.2 million of dividends during the year including a $10.0 million dividend announced in December for shareholders of record on January 6, 2026. This represents the first time in the Company’s history paying dividends, reflecting the continued commitment to drive shareholder value.

●	The Company’s liquid assets (defined as: “cash, marketable securities, securities owned and receivable from clearing brokers”) totaled $94.3 million at the end of 2025, representing an increase of $67.2 million from year-end 2024 or a 248% increase, total assets increased $65.8 million or 140% to $112.9 million, and total stockholders’ equity increased by $29.5 million to $69.4 million compared to $39.9 million, or a 74% increase year over year.

DOMINARI HOLDINGS INC.

Condensed Consolidated Balance Sheets

($ in thousands except share and per share amounts)

	December 31,	December 31,
	2025	2024
ASSETS

Cash and cash equivalents	$34,005	$4,079
Marketable securities	46,516	4,157
Securities owned	9,756	1,616
Receivable from clearing brokers	3,995	17,279
Long-term equity investments	11,744	12,282
Loans to employees	1,767	2,150
Right-of-use assets	2,721	2,944
Notes receivable	—	902
Prepaid expenses and other assets	2,403	1,716
Total assets	$112,907	$47,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$611	$919
Accrued compensation and commissions	17,754	2,057
Accrued dividends payable	10,335	—
Contract liabilities	4,504	1,100
Lease liability	2,841	3,039
Income taxes payable	7,318	—
Other liabilities	173	157
Total liabilities	43,536	7,272

Stockholders’ equity
Preferred stock, $.0001 par value, 50,000,000 authorized
Convertible Preferred Series D: 5,000,000 shares designated; 3,825 shares issued and outstanding as of December 31, 2025 and 2024; liquidation value of $0.0001 per share	—	—
Convertible Preferred Series D-1: 5,000,000 shares designated; 834 shares issued and outstanding as of December 31, 2025 and 2024; liquidation value of $0.0001 per share	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized; 16,067,435 and 7,037,022 shares issued as of December 31, 2025 and 2024, respectively; 16,067,435 and 6,976,874 shares outstanding as of December 31, 2025 and 2024, respectively	—	—
Additional paid-in capital	337,505	263,820
Treasury stock, as of cost, 0 shares and 60,148 shares as of December 31, 2025 and 2024, respectively	—	(501)
Accumulated deficit	(268,134)	(223,466)
Total stockholders’ equity	69,371	39,853
Total liabilities and stockholders’ equity	$112,907	$47,125

DOMINARI HOLDINGS INC.

Consolidated Statements of Operations

($ in thousands except share and per share amounts)

	Years Ended December 31,
	2025	2024
Revenues
Underwriting services	$79,030	$11,362
Carried interest	22,681	—
Commissions	19,551	6,065
Interest income	1,272	666
Principal transactions	(872)	2,158
Other revenue	1,442	720
Total revenue	123,104	20,971

Operating costs and expenses
Compensation and benefits	145,270	21,980
Advisory fees	21,108	116
Legal fees	2,877	722
Professional and consulting fees	3,003	2,666
Other expenses	6,572	4,189
Total operating expenses	178,830	29,673
Loss from operations	(55,726)	(8,702)

Other income (expenses)
Other income	10	86
Interest income	65	293
Gain on marketable securities, net	42,276	3,085
Realized and unrealized gain (loss) on notes receivable, net	221	(2,347)
Change in carrying value of investments	—	(7,118)
Total other income (expenses)	42,572	(6,001)
Net loss before income tax expense	$(13,154)	$(14,703)
Provision for income taxes	7,318	—
Net loss	(20,472)	(14,703)
Less: Net income attributable to non-controlling interests	1,963	—
Net loss attributable to common stockholders of Dominari Holdings Inc.	$(22,435)	$(14,703)

Net loss per share, basic and diluted
Basic and Diluted	$(1.57)	$(2.38)

Weighted average number of shares outstanding, basic and diluted
Basic and Diluted	14,285,097	6,183,397

DOMINARI HOLDINGS INC.

Consolidated Statements of Cash Flows

($ in thousands)

	Years Ended December 31,
	2025	2024
Cash flows from operating activities
Net loss	$(20,472)	$(14,703)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of right-of-use assets	223	391
Depreciation	105	105
Change in carrying value of long-term investment	—	7,118
Non-cash underwriting revenues	(27,327)	(176)
Non-cash commission expense	20,341	—
Stock-based compensation – employees	33,978	1,633
Stock-based compensation – advisors	21,029	—
Realized gain on marketable securities	(345)	(6,489)
Unrealized (gain) loss on marketable securities	(42,254)	3,116
Unrealized (gain) loss on securities owned	(1,593)	(1,440)
Realized and unrealized (gain) loss on note receivable	(221)	2,347
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(451)	(122)
Receivable from clearing brokers	13,284	(9,592)
Accounts payable and accrued expenses	(309)	(117)
Accrued compensation and commissions	15,697	1,929
Contract liabilities	3,404	1,100
Right of use asset and liability, net	(198)	(410)
Income taxes payable	7,318	—
Securities owned	441	(1,616)
Other liabilities	91	135
Notes receivable, at fair value - net interest accrued	(21)	57
Net cash provided by (used in) operating activities	22,720	(16,734)

Cash flows from investing activities
Purchase of marketable securities	(18,034)	(6,210)
Sale of marketable securities	17,857	21,174
Collection of principal on note receivable	1,144	1,000
Loans to employees	—	(2,390)
Purchase of long-term investments	—	(150)
Redemption of long-term investments	538	4,316
Collection of loans to employees	383	240
Net cash provided by investing activities	1,888	17,980

Cash flows from financing activities
Cash paid for Dividends	(11,898)	—
Distributions to non-controlling interest	(1,963)	—
Cash from issuance common stock, net of offering cost	13,551	—
Cash from issuance common stock for exercised warrants	5,628	—
Net cash provided by financing activities	5,318	—

Net increase in cash and cash equivalents	29,926	1,246
Cash and cash equivalents, beginning of period	4,079	2,833

Cash and cash equivalents, end of period	$34,005	$4,079

Cash paid for interest and taxes	$485	$9

Supplemental cash flow disclosures including non-cash activities:
Transfer from long-term investment to marketable securities	$—	$1,033
Right-to-use assets established	$228	$—
Operating lease liabilities established	$228	$—

The press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To supplement its consolidated condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company provides the additional non-GAAP financial measures of operating incomen net income and earnings per share. The Company believes that these non GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for future performance. A reconciliation of the differences between these non GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP is shown in the table below.

DOMINARI HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Years Ended December 31,
	2025	2024

Loss from Operations	$(55,726)	$(8,702)
Non-cash stock-based compensation	55,007	1,633
Adjusted Loss from Operations	$(719)	$(7,069)

Net (loss) attributable to common stockholders' of Dominari Holdings	$(22,435)	$(14,703)
Non-cash stock-based compensation	55,007	1,633

Adjusted Net Income (loss) attributable to common stockholders' of Dominari Holdings	$32,572	$(13,070)

Net income (loss) per share, basic and diluted
Basic	$2.28	$(2.11)

Weighted average number of shares outstanding, basic and diluted
Basic	14,285,097	6,183,397

For additional information about Dominari Holdings Inc., please visit: https://www.dominariholdings.com/

About Dominari Holdings Inc.

The Company is a holding company that, through its various subsidiaries, is currently engaged in wealth management, investment banking, sales and trading and asset management. In addition to capital investment, Dominari provides management support to the executive teams of its subsidiaries, helping them to operate efficiently and reduce cost under a streamlined infrastructure. In addition to organic growth, the Company seeks opportunities outside of its current business to enhance shareholder value, including in the AI and Data Center sectors.

Dominari Securities LLC's Mission Statement:

Dominari Securities LLC, a principal subsidiary of Dominari Holdings Inc., is a dynamic, forward-thinking financial services company that seeks to create wealth for all stakeholders by capitalizing on emerging trends in the financial services sector and identifying early-stage future opportunities that are expected to generate a high rate of return for investors.

Securities Brokerage and Registered Investment Adviser Services are offered through Dominari Securities LLC, a Member of FINRA, MSRB and SIPC. Securities brokerage, investment adviser and other non-bank deposit investments are not FDIC insured and may lose some or all of the principal invested. You can check the background of Dominari Securities LLC and its registered investment professionals and review its SEC Form CRS on FINRA’s BrokerCheck site at https://brokercheck.finra.org. Information for Dominari Securities LLC and its registered investment professionals as well as its SEC Form CRS may also be found on FINRA’s BrokerCheck site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the SEC, which include but are not limited to the Risk Factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 relating to its business. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Dominari Holdings Inc.

https://www.dominariholdings.com/